Exhibit 99.1

February 7, 2011

Murphy announces retirement as A. O. Smith chief financial officer; company names Kita as successor

Milwaukee, Wis.—Terry M. Murphy, executive vice president and chief financial officer of A. O. Smith Corporation (NYSE:AOS), has announced he plans to retire from the global manufacturer of electric motors and water heaters effective May 1.

“Terry has brought a financial discipline to the company focused on cost reduction, working capital management, cash generation, and the use of return on invested capital to measure our company’s performance,” Paul W. Jones, chairman and chief executive officer said.

“Our shareholders have benefited from his vigilance as demonstrated by the fact that A. O. Smith’s returns on invested capital have exceeded the company’s cost of capital in each of the five years he has been with the company,” Jones continued. “We wish him well as he enters this new phase of his life.”

Murphy, 62, joined A. O. Smith in January 2006 after serving as senior vice president and chief financial officer of Quanex Corporation of Houston, Texas.

The company also announced that John J. Kita, 55, senior vice president-corporate finance and controller, will succeed Murphy on May 1.

“I am very pleased that Terry and John will have the time between now and May 1 to complete an effective transition of duties,” Jones commented. “I also am pleased that Terry has expressed his willingness to assist the company as needed after his retirement as we redeploy the proceeds from the sale of our Electrical Products Company.”

“With more than 20 years of experience at A. O. Smith and his familiarity with all financial aspects of the company, we expect John will make a very smooth transition into his new role,” Jones continued.

In his current position, Kita oversees the accounting, financial planning, tax, and risk management functions. Kita originally joined A. O. Smith as assistant treasurer in 1988 and was elected vice president, treasurer and controller in 1996. He was named senior vice president in 2006.

Before joining A. O. Smith, Kita held a number of financial and accounting positions at RTE Corporation, Waukesha, Wis., a manufacturer of electrical equipment.

He received a bachelor’s degree in accounting and mathematics from the University of Wisconsin-Oshkosh, and an MBA from the University of Wisconsin-Madison. He is a Certified Public Accountant (CPA) in the State of Wisconsin.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.